                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration File No.: 333-121067

     The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JUNE 13, 2005

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED MAY 18, 2005)

                                  $
                         LEHMAN BROTHERS HOLDINGS INC.
                    ABSOLUTE BUFFER NOTES DUE JULY   , 2008
             LINKED TO THE DOW JONES EURO STOXX 50(SM) INDEX (SX5E)

                                -----------------

General:

o    Senior unsecured debt securities of Lehman Brothers Holdings.

o    Linked to the Dow Jones EURO STOXX 50SM Index, as published by STOXX
     Limited.

o    Denominations: $1,000 and whole multiples of $1,000.

o    Minimum initial investment: $10,000.

o    Stated maturity date: July   , 2008, subject to postponement if the
     valuation date is postponed.

o    Valuation date: June   , 2008, subject to postponement if such day is not
     an exchange business day or if a market disruption event occurs.

o    Upside participation rate: A fixed rate that Lehman Brothers Holdings currently estimates will range from 125% to 130%.

o    Threshold level: A fixed level that Lehman Brothers Holdings currently estimates will be 80% of the initial index level.

o    Application will be made to list the notes on the American Stock Exchange
     LLC under the trading symbol "LBN.A".

Payments:

o    No interest or other payments prior to maturity.

o    On the stated maturity date, Lehman Brothers Holdings will pay to you, per
     $1,000 note, an amount equal to:

     --  If the final index return is not negative, $1,000 + ($1,000 x the upside participation rate x the final index return).

     --  If the final index return is negative and the final index level is equal to or greater than the threshold level, $1,000 + ($1,000 x the absolute value of the final index return).

     --  If the final index return is negative and the final index level is less than the threshold level, $1,000 + ($1,000 x the final index return).

The final index return will equal:

                final index level -- initial index level
                ----------------------------------------
                          initial index level

The initial index level will be the closing index level on the date of this prospectus supplement. The final index level will be the closing index level on the valuation date, which will be the fifth business day before the stated
maturity date. The closing index level on any particular day will generally be the closing level of the Dow Jones EURO STOXX 50 Index on such day.

    Investing in the notes involves risks. Risk Factors begin on page S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                   PER NOTE     TOTAL
                                                  ----------   ------
Public offering price .........................          %      $
Underwriting discount .........................          %      $
Proceeds to Lehman Brothers Holdings ..........          %      $

Lehman Brothers Holdings has granted the underwriter an option to purchase,
within 13 days of the original issuance, up to an additional $       aggregate
principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about July   , 2005.

                               -----------------

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                               -----------------

                                LEHMAN BROTHERS
June   , 2005

"EURO STOXX" and "EURO STOXX 50" are trademarks of STOXX Limited and "Dow Jones
EURO STOXX 50 Index" is a service mark of Dow Jones & Company, Inc. and have been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the Dow Jones EURO STOXX 50 Index, are not sponsored, endorsed, sold or promoted by STOXX Limited or Dow Jones & Company, Inc. and STOXX
Limited and Dow Jones & Company, Inc. make no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN
AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF
THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE
OFFER IS NOT PERMITTED.

                                ----------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

RATIO OF EARNINGS TO FIXED CHARGES AND OF EARNINGS TO COMBINED FIXED

                                      S-2

                            SUMMARY INFORMATION -- Q&A

This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-6 to determine whether an investment in the notes is appropriate for you.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman
Brothers Holdings") whose value is linked to the performance of the Dow Jones
EURO STOXX 50 Index. See "The Dow Jones EURO STOXX 50 Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except
subordinated debt, and will mature on July   , 2008, subject to postponement if
the valuation date is postponed.

WHO PUBLISHES THE DOW JONES EURO STOXX 50 INDEX AND WHAT DOES THE DOW JONES EURO
STOXX 50 INDEX MEASURE?

The Dow Jones EURO STOXX 50 Index is a stock index published by STOXX Limited
("STOXX") that measures the aggregate price changes in selected Eurozone stocks against a fixed base quantity weight. The Dow Jones EURO STOXX 50 Index is currently based on 50 stocks of market sector leaders from within the Dow Jones
EURO STOXX index. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow
Jones Global Classification Standard. The Dow Jones EURO STOXX 50 Index is a
free float capitalization weighted stock index, which means an underlying stock's weight in the Dow Jones EURO STOXX 50 Index is based on free float adjusted market capitalization of the issuer of the underlying stock.

Please note that an investment in the notes does not entitle you to any ownership or other interest in the securities underlying the Dow Jones EURO
STOXX 50 Index.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

None. No interest or other payments will be made on the notes before maturity.

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

o    If the final index return is not negative, $1,000 + ($1,000 x the upside participation rate x the final index return).

o    If the final index return is negative and the final index level is equal to or greater than the threshold level, $1,000 + ($1,000 x the absolute value of the final index return).

o    If the final index return is negative and the final index level is less than the threshold level, $1,000 + ($1,000 x the final index return).

The final index return will equal:

                     final index level - initial index level
                     ---------------------------------------
                               initial index level

The upside participation rate will be a fixed rate that Lehman Brothers Holdings currently estimates will range from 125% to 130%. The threshold level will be a fixed level that Lehman Brothers Holdings currently estimates will be 80% of the initial index level (subject to appropriate adjustment by the calculation agent to reflect adjustments in the Dow Jones EURO STOXX 50 Index, if applicable).

The initial index level will be the closing index level on the date of this prospectus supplement. The final index level will be the closing index level on the valuation date, which will be the fifth business day before the stated
maturity date. The closing index level on any particular day will generally be the closing level of the Dow Jones EURO STOXX 50 Index on such day.

If the fifth business day before the stated maturity date is not an exchange business day or the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent

                                      S-3

will, subject to certain limitations, determine the final index level by reference to the closing index level on the next exchange business day on which there is not a market disruption event. Any such postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until five business days after the date that the final index level is determined. In limited circumstances, the closing index level may be adjusted.
See "Description of the Notes--Discontinuance of the Dow Jones EURO STOXX 50
Index; Alteration of method of calculation."

As a result, on the stated maturity date you will only receive $1,000 or more than $1,000 per $1,000 note if the final index level on the valuation date is equal to or greater than the threshold level. If the final index level on the valuation date is less than the threshold level, you will receive less than
$1,000 per $1,000 note on the stated maturity date.

AMOUNT PAYABLE AT MATURITY -- EXAMPLES

Here are four examples of hypothetical calculations of the amount payable per
$1,000 note on the stated maturity date. In each of these examples, it is assumed that the initial index level is 3000, the upside participation rate is
127.5% and the threshold level is 2400.

EXAMPLE 1. ASSUMING THE FINAL INDEX LEVEL OF THE DOW JONES EURO STOXX 50 INDEX
ON THE VALUATION DATE IS 3600, RESULTING IN A FINAL INDEX RETURN OF 20%:

Because the final index return is not negative, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                    $1,000 + ($1,000 x 127.5% x 20%) = $1,255

As a result, on the stated maturity date, you would receive $1,255 per $1,000 note.

EXAMPLE 2. ASSUMING THE FINAL INDEX LEVEL OF THE DOW JONES EURO STOXX 50 INDEX
ON THE VALUATION DATE IS 3000, RESULTING IN A FINAL INDEX RETURN OF 0%:

Because the final index return is not negative, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                    $1,000 + ($1,000 x 127.5% x 0%) = $1,000

As a result, on the stated maturity date, you would receive $1,000 per $1,000 note.

EXAMPLE 3. ASSUMING THE FINAL INDEX LEVEL OF THE DOW JONES EURO STOXX 50 INDEX
ON THE VALUATION DATE IS 2700, RESULTING IN A FINAL INDEX RETURN OF -10%:

Because the final index return is negative and the final index level is greater than the threshold level, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                        $1,000 + ($1,000 x 10%) = $1,100

As a result, on the stated maturity date, you would receive $1,100 per $1,000 note.

EXAMPLE 4. ASSUMING THE FINAL INDEX LEVEL OF THE DOW JONES EURO STOXX 50 INDEX
ON THE VALUATION DATE IS 2100, RESULTING IN A FINAL INDEX RETURN OF -30%:

Because the final index return is negative and the final index level is less than the threshold level, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                        $1,000 + ($1,000 x (-30%)) = $700

As a result, on the stated maturity date, you would receive $700 per $1,000 note.

                                ----------------

To the extent the initial index level, the upside participation rate, the threshold level or the final index level differ from those assumed above, the results indicated above would be different.

HOW HAS THE DOW JONES EURO STOXX 50 INDEX PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided a table, on page S-19, showing the performance of the Dow Jones EURO STOXX 50 Index from January 1, 2000 through
June 13, 2005. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the Dow Jones EURO STOXX 50 Index so that you can make an informed decision with respect to an investment in the notes.
You should realize, however, that past performance is not necessarily indicative of how the Dow Jones EURO STOXX 50 Index or the notes will perform in the future.

                                      S-4

HOW WILL I BE ABLE TO FIND THE INDEX LEVEL OF THE DOW JONES EURO STOXX 50 INDEX
AT ANY POINT IN TIME?

You can obtain the level of the Dow Jones EURO STOXX 50 Index at any time from the Bloomberg(R) service under the symbol "SX5E," or from the Dow Jones website, at www.djindexes.com.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-6.

WHAT ABOUT TAXES?

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. Although the issue is not free from doubt,
Lehman Brothers Holdings intends to treat, and by purchasing the notes, for all purposes you will agree to treat a note as a financial contract with cash settlement rather than as a debt instrument. As a result, upon a sale, exchange or other disposition of a note or upon cash settlement at maturity, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. Assuming the note is treated as a financial contract for United States federal income tax purposes, the gain or loss will be treated as long term capital gain or loss. See "United States Federal Income Tax
Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings and subsidiaries, an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients and individuals worldwide. Lehman Brothers Holdings provides a full array of equities and fixed income sales, trading and research, investment banking services and investment management and advisory services.
Lehman Brothers Holdings' global headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in North America, Europe, the Middle East, Latin America and the Asia
Pacific region. Lehman Brothers Holdings, through predecessor entities, was founded in 1850. See "Lehman Brothers Holdings Inc." and "Where You Can Find
More Information" on page 2 and pages 58 to 59, respectively, of the accompanying prospectus.

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities
Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers
Holdings at the address provided in the accompanying prospectus.

Lehman Brothers Holdings' principal executive offices are located at the address provided in the accompanying prospectus.

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you at maturity. Potential conflicts of interest may exist between Lehman
Brothers Inc. and you as a beneficial owner of the notes. See "Risk
Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and
"Description of the Notes--Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.
However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company
("DTC") or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

Lehman Brothers Holdings will apply to list the notes on the American Stock
Exchange LLC under the trading symbol "LBN.A". You should be aware that the listing of the notes on the American Stock Exchange LLC, if accepted, will not necessarily ensure that a liquid trading market will be available for the notes.

                                      S-5

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the securities underlying the Dow Jones EURO STOXX
50 Index and other events that are difficult to predict and beyond Lehman
Brothers Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS
HOLDINGS IN SEVERAL WAYS.

o    THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE PRICE AT WHICH THE
     NOTES ARE INITIALLY BEING SOLD TO THE PUBLIC. If the final index level of the Dow Jones EURO STOXX 50 Index is less than the threshold level on the valuation date, Lehman Brothers Holdings will pay you less than $1,000 per
     $1,000 note. You will not receive any payment on the stated maturity date if the final index level is zero.

o    THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE YIELD ON A
     CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman
     Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be less than, equal to or only slightly greater than the price at which the notes are initially being sold to the public, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

o    NO INTEREST OR OTHER PAYMENTS WILL BE PAID ON THE NOTES PRIOR TO MATURITY.

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE SECURITIES
UNDERLYING THE DOW JONES EURO STOXX 50 INDEX.

o    YOUR RETURN WILL NOT REFLECT DIVIDENDS ON SECURITIES UNDERLYING THE DOW
     JONES EURO STOXX 50 INDEX. Your return on the notes will not reflect the return you would realize if you actually owned the securities underlying the Dow Jones EURO STOXX 50 Index and received the dividends paid on those securities. This is because the calculation agent will calculate the amount payable to you by reference to the closing level of the Dow Jones EURO
     STOXX 50 Index without taking into consideration the value of dividends paid on those securities.

o    YOUR RETURN WILL NOT BE ADJUSTED FOR CHANGES IN CURRENCY EXCHANGE RATES.
     Although the securities underlying the Dow Jones EURO STOXX 50 Index are traded in Euros and the notes are denominated in U.S. dollars, the amount payable at maturity will not be adjusted for the currency exchange rates in effect at maturity. Any amount in addition to the principal amount of each note payable to you at maturity is based solely upon the percentage increase in the Dow Jones EURO STOXX 50 Index. Changes in exchange rates, however, may reflect changes in the Eurozone economies, which in turn may affect the value of the Dow Jones EURO STOXX 50 Index and the notes.

HISTORICAL VALUES OF THE DOW JONES EURO STOXX 50 INDEX SHOULD NOT BE TAKEN AS AN
INDICATION OF THE FUTURE PERFORMANCE OF THE DOW JONES EURO STOXX 50 INDEX DURING
THE TERM OF THE NOTES.

The trading prices of the securities underlying the Dow Jones EURO STOXX 50
Index will determine the index level. As a result, it is impossible to predict whether the index level will fall or rise. Trading prices of the securities underlying the Dow Jones EURO STOXX 50 Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying securities themselves.

                                      S-6

THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE PUBLIC
OFFERING PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price, since the public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

THE NOTES MAY NOT BE ACTIVELY TRADED.

There may be little or no secondary market for the notes. Although Lehman
Brothers Inc. will apply to list the notes on the American Stock Exchange LLC, it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE
RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the index level at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before the stated maturity date may be at a discount, which could be substantial, from the price at which the notes are initially being sold to the public, if, at that time, the index level is less than, equal to or not sufficiently above the initial index level. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

o    INDEX. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the performance of the index at any given point in time. If you decide to sell your notes prior to the stated
     maturity date, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the index level on the date you sell your notes because of expectations that the index level will continue to fluctuate until the amount payable on the stated maturity date is determined. If you decide to sell your notes when the index level is below the threshold level, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the outlook for securities underlying the Dow Jones EURO STOXX 50 Index are likely to directly affect the index level of the Dow Jones EURO STOXX 50 Index and could indirectly affect the value of the notes.

o    INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. or European interest rates change, the trading value of the notes may be adversely affected.

o    VOLATILITY OF THE DOW JONES EURO STOXX 50 INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the level of the Dow Jones EURO STOXX 50 Index changes, the trading value of the notes may be adversely affected. Lehman Brothers
     Holdings is unable to predict the effect of these events on the future value or volatility of the Dow Jones EURO STOXX 50 Index.

o    VOLATILITY OF THE EURO/U.S. DOLLAR EXCHANGE RATE. The Euro/U.S. dollar rate is a foreign exchange spot rate that measures the relative values of two currencies, the Euro and the U.S. dollar (the "Euro/USD Rate"). The
     Euro/USD Rate is expressed as a rate that reflects the amount of Euros that can be purchased for one U.S. dollar. The Euro/USD Rate increases when the
     U.S. dollar appreciates relative to the Euro and decreases when the U.S.
     dollar depreciates relative to the Euro. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Euro/USD Rate changes, the trading value of the notes may be adversely affected.

o    CORRELATION BETWEEN THE EURO/USD RATE AND THE DOW JONES EURO STOXX 50
     INDEX. Correlation is the term used to describe the relationship between the percentage changes in the Euro/USD Rate and the percentage changes in the Dow Jones EURO STOXX 50 Index. If the correlation

                                      S-7

     between the Euro/USD Rate and the Dow Jones EURO STOXX 50 Index changes, the trading value of the notes may be adversely affected.

o    MERGER AND ACQUISITION TRANSACTIONS. Some of the securities underlying the
     Dow Jones EURO STOXX 50 Index may be affected by mergers and acquisitions, which can contribute to volatility of the Dow Jones EURO STOXX 50 Index.
     Additionally, as a result of a merger or acquisition, one or more securities underlying the Dow Jones EURO STOXX 50 Index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the securities originally underlying the Dow Jones EURO STOXX 50 Index.

o    TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

o    DIVIDEND YIELDS. If dividend yields on the securities underlying the Dow
     Jones EURO STOXX 50 Index increase, the value of the notes may be adversely affected because the Dow Jones EURO STOXX 50 Index does not incorporate the value of those payments.

o    LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS.
     Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

o    ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES.
     General economic conditions and earnings results of the companies whose securities underlie the Dow Jones EURO STOXX 50 Index and real or anticipated changes in those conditions or results may affect the market value of the notes.

o    LEVEL OF THE DOW JONES EURO STOXX 50 INDEX FROM THE DATE OF THIS PROSPECTUS
     SUPPLEMENT. If the closing level of the Dow Jones EURO STOXX 50 Index falls below the threshold level during the term of the notes, the trading value of the notes may be adversely affected.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the index level. In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH THE EUROZONE
SECURITIES MARKETS.

The securities included in the Dow Jones EURO STOXX 50 Index are issued by
European companies and are denominated in Euros. You should be aware that investments in securities linked to the value of European equity securities involve particular risks. The European securities markets may be more volatile than U.S. securities markets, and market developments may affect European markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the European securities markets, as well as cross-shareholdings in European companies, may affect trading prices and volume in those markets. Also, there is generally less publicly available information about European companies that are not subject to the reporting requirements of the SEC, and European companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in Europe are subject to political, economic, financial and social factors that apply in Europe. These factors, which could negatively affect European securities markets, include the possibility of changes in the
European governments' economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to European companies or investments in European equity securities and the possibility of fluctuations in the rate of exchange between currencies.
Moreover, the European economies may differ favorably or unfavorably from the
U.S. economy in different respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

ADJUSTMENTS TO THE DOW JONES EURO STOXX 50 INDEX COULD ADVERSELY AFFECT THE
VALUE OF THE NOTES.

The policies of STOXX concerning additions, deletions and substitutions of the securities underlying the Dow Jones EURO STOXX 50 Index and the manner in which
STOXX takes account of certain changes affecting such underlying securities may affect the value of the Dow Jones EURO

                                      S-8

STOXX 50 Index. The policies of STOXX with respect to the calculation of the Dow
Jones EURO STOXX 50 Index could also affect the value of the Dow Jones EURO
STOXX 50 Index. STOXX may discontinue or suspend calculation or dissemination of the Dow Jones EURO STOXX 50 Index or materially alter the methodology by which it calculates the Dow Jones EURO STOXX 50 Index. Any such actions could affect the value of the notes. See "Description of the Notes--Discontinuance of the Dow
Jones EURO STOXX 50 Index; Alteration of method of calculation" and "The Dow
Jones EURO STOXX 50 Index."

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE
SECURITIES UNDERLIE THE DOW JONES EURO STOXX 50 INDEX.

Actions by these companies may have an adverse effect on the price of the securities underlying the Dow Jones EURO STOXX 50 Index, the Dow Jones EURO
STOXX 50 Index and the notes. In addition, these companies are not involved in this offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated maturity date.

LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES HAVE NO AFFILIATION WITH STOXX AND
ARE NOT RESPONSIBLE FOR ITS PUBLIC DISCLOSURE OF INFORMATION.

STOXX provides and services the Dow Jones EURO STOXX 50 Index. Lehman Brothers
Holdings and its affiliates are not affiliated with STOXX in any way (except for licensing arrangements discussed below in "The Dow Jones EURO STOXX 50 Index")
and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Dow Jones EURO STOXX 50 Index. See "Description of the
Notes--Market disruption events" and "Description of the Notes--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of method of calculation."
STOXX is not involved in this offering of notes in any way and has no obligation to consider your interests as an owner of the notes in taking any actions that might affect the value of your notes.

Neither Lehman Brothers Holdings nor any of its affiliates assumes any responsibility for the adequacy or accuracy of the information about the Dow
Jones EURO STOXX 50 Index or STOXX contained in this prospectus supplement or any public disclosure of information by STOXX. You, as an investor in the notes, should make your own investigation into the Dow Jones EURO STOXX 50 Index and
STOXX.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS
LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes at maturity, whether adjustments should be made to the index level and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc.
and you. See "Description of the Notes--Payment on the stated maturity date,"
"Description of the Notes--Discontinuance of the Dow Jones EURO STOXX 50 Index;
Alteration of method of calculation" and "Description of the Notes--Market disruption events."

PURCHASES AND SALES OF SECURITIES UNDERLYING THE DOW JONES EURO STOXX 50 INDEX
BY LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE
SECURITIES OR THE LEVEL OF THE DOW JONES EURO STOXX 50 INDEX.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the Dow Jones EURO STOXX 50
Index or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those securities or the level of the Dow
Jones EURO STOXX 50 Index. See "Use of Proceeds and Hedging."

YOU HAVE NO SHAREHOLDER RIGHTS.

Investing in the notes is not equivalent to investing in the securities underlying the Dow Jones EURO STOXX 50 Index. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities that underlie the Dow Jones EURO STOXX 50 Index.

                                      S-9

THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the
Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all purposes you agree to treat a note as a financial contract with cash settlement, rather than as a debt instrument. See "United States Federal Income Tax Consequences."

                                      S-10

                           USE OF PROCEEDS AND HEDGING

A portion of the proceeds to be received by Lehman Brothers Holdings from the sale of the notes may be used by Lehman Brothers Holdings or one or more of its subsidiaries before and following the initial offering of the notes to acquire securities underlying the Dow Jones EURO STOXX 50 Index as well as acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the Dow Jones EURO STOXX 50
Index or those securities underlying the Dow Jones EURO STOXX 50 Index, to hedge
Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See "Use of Proceeds" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the securities underlying the Dow Jones EURO STOXX 50 Index, Lehman Brothers
Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques.
Lehman Brothers Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes. Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the Dow Jones EURO
STOXX 50 Index, or futures or options contracts or other derivative or synthetic instruments related to those securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities underlying the Dow Jones EURO STOXX 50 Index. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by
Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities underlying the Dow
Jones EURO STOXX 50 Index and, accordingly, increase or decrease the level of the Dow Jones EURO STOXX 50 Index. Although Lehman Brothers Holdings has no
reason to believe that any of those activities will have a material impact on the price of the securities underlying the Dow Jones EURO STOXX 50 Index, these activities could have such an effect.

                                      S-11

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o    the accompanying prospectus; and

o    this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman
Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt
Securities" beginning on page 8 of the accompanying prospectus. The notes are
Senior Debt as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to $           ($        if the
underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of
$1,000. The minimum initial investment will be $10,000.

INTEREST

None. No interest or other payments will be made on the notes before maturity.

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on July  , 2008, subject to postponement if the valuation date is postponed.

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

o    If the final index return is not negative, $1,000 + ($1,000 x the upside participation rate x the final index return).

o    If the final index return is negative and the final index level is equal to or greater than the threshold level, $1,000 + ($1,000 x the absolute value of the final index return).

o    If the final index return is negative and the final index level is less than the threshold level, $1,000 + ($1,000 x the final index return).

The final index return will equal:

                     final index level - initial index level
                     ---------------------------------------
                               initial index level

The upside participation rate will be a fixed rate that Lehman Brothers Holdings currently estimates will range from 125% to 130%. The threshold level will be a fixed level that Lehman Brothers Holdings currently estimates will be 80% of the initial index level (subject to appropriate adjustment by the calculation agent to reflect adjustments in the Dow Jones EURO STOXX 50 Index, if applicable).

The initial index level will be the closing index level on the date of this prospectus supplement. The final index level will be the closing index level on the valuation date, which will be the fifth business day before the stated
maturity date. However, if that day is not an exchange business day or the calculation agent determines that one or more market disruption events have occurred on that day, the calculation agent will determine the final index level by reference to the closing index level on the next exchange business day on which there is not a market disruption event; provided, however, if a market disruption event occurs on each of the eight exchange business days following the originally scheduled valuation date, then (a) that eighth exchange business day shall be deemed the valuation date and (b) the calculation agent shall determine the final index level based upon its good faith estimate of the value of the index on that eighth exchange business day. Any postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until five business days after the date that the final index level is determined.

As a result, on the stated maturity date you will only receive $1,000 or more than $1,000 per $1,000 note

                                      S-12

if the final index level on the valuation date is equal to or greater than the threshold level. If the final index level on the valuation date is less than the threshold level, you will receive less than $1,000 per $1,000 note on the stated
maturity date.

The "closing index level" of the Dow Jones EURO STOXX 50 Index (or any successor index) on any particular day means the closing level of the Dow Jones EURO STOXX
50 Index as reported by STOXX (or of any successor index, as reported by the publisher of such successor index), on such day or as determined by the calculation agent as described in the following section.

An "exchange business day" means any day on which the Dow Jones EURO STOXX 50
Index (or any successor index) is published by its publisher or is otherwise determined by the calculation agent as described in the following section.

DISCONTINUANCE OF THE DOW JONES EURO STOXX 50 INDEX; ALTERATION OF METHOD OF
CALCULATION

If STOXX discontinues publication of the Dow Jones EURO STOXX 50 Index and STOXX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued Dow Jones EURO STOXX 50 Index, then the calculation agent shall determine each subsequent closing index level to be used in computing the amount payable on the stated maturity date by reference to the closing index level of such successor index on the applicable date.

Upon any selection by the calculation agent of a successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

If STOXX discontinues publication of the Dow Jones EURO STOXX 50 Index and the calculation agent determines that no successor index is available at such time or if STOXX (or the publisher of any successor index) fails to calculate and publish a closing index level for the Dow Jones EURO STOXX 50 Index (or a successor index) on any date when it would ordinarily do so in accordance with its customary practice, the calculation agent will determine the closing index level to be used for purposes of computing the amount payable on the stated
maturity date. In such circumstances, the closing index level will be computed by the calculation agent in accordance with the formula for and method of calculating the Dow Jones EURO STOXX 50 Index (or any successor index) last in effect prior to such discontinuance or failure to publish, using the closing price (or, if trading in any of the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such date of each security most recently comprising the Dow Jones EURO STOXX 50 Index (or any successor index) on the relevant exchange on which such security trades.
Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones EURO STOXX 50 Index may adversely affect the value of the notes. As used herein, "closing price" of a security, on any particular day, means the last reported sales price for that security on the relevant exchange at the scheduled weekday closing time of the regular trading session of the relevant exchange. If, however, the security is listed or traded on a bulletin board, then the closing price of the security will be determined using the average execution price per share that an affiliate of Lehman Brothers
Holdings pays or receives upon the purchase or sale of the security used to hedge Lehman Brothers Holdings' obligations under the notes. The "relevant exchange" for any security (or any combination thereof then underlying the Dow
Jones EURO STOXX 50 Index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

If at any time the method of calculating the Dow Jones EURO STOXX 50 Index, any successor index or the closing index level on any particular day, is changed in a material respect, or if the Dow Jones EURO STOXX 50 Index or a successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Dow Jones EURO STOXX 50
Index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising the Dow
Jones EURO STOXX 50 Index or such successor index traded on any date the closing index level is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to the Dow Jones EURO STOXX 50 Index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing index level on any particular day and the amount payable on the stated maturity date with reference to the Dow Jones EURO STOXX 50 Index or such successor index, as adjusted.

Accordingly, if the method of calculating the Dow Jones EURO STOXX 50 Index or a successor index

                                      S-13

is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of the Dow Jones EURO STOXX 50 Index or such successor index as if it had not been modified.

MARKET DISRUPTION EVENTS

A market disruption event with respect to the Dow Jones EURO STOXX 50 Index (or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following events has occurred:

o    A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of the Dow Jones EURO STOXX 50
     Index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise.

o    A material suspension of, or limitation imposed on, trading in futures or options contracts relating to the Dow Jones EURO STOXX 50 Index or any successor index by the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for the securities that then comprise 20% or more of the Dow Jones EURO STOXX 50 Index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one hour period that ends at the close of trading on that day.

o    Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to the
     Dow Jones EURO STOXX 50 Index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded at any time during the one hour period that ends at the close of trading on such day.

o    The closure of the relevant exchanges on which the securities that then comprise 20% or more of the Dow Jones EURO STOXX 50 Index or any successor index are traded or on which futures or options contracts relating to the
     Dow Jones EURO STOXX 50 Index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on such day.

For purposes of determining whether a market disruption event has occurred:

o    the relevant percentage contribution of a security to the level of the Dow
     Jones EURO STOXX 50 Index or any successor index will be based on a comparison of (x) the portion of the level of the Dow Jones EURO STOXX 50
     Index attributable to that security and (y) the overall level of the Dow
     Jones EURO STOXX 50 Index, in each case immediately before the occurrence of the market disruption event; and

o    "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Events have occurred in the past that would constitute market disruption events.
The existence or non-existence of such circumstances in the past is, however, not necessarily indicative of the likelihood of those circumstances arising or not arising in the future and Lehman Brothers Holdings cannot predict

                                      S-14

the likelihood of a market disruption event in the future.

HYPOTHETICAL RETURNS

The table below illustrates, for a range of hypothetical final index levels of the Dow Jones EURO STOXX 50 Index calculated on the valuation date and assuming
(a) the initial index level is 3000, (b) the notes have a term of 3 years, (c)
the upside participation rate is 127.5% and (d) the threshold level is 2400:

o    the hypothetical percentage change from the initial index level (which is the hypothetical final index return);

o    the hypothetical total amount payable on the stated maturity date per
     $1,000 note;

o    the hypothetical pre-tax total rate of return; and

o    the hypothetical annualized pre-tax rate of return.



                                                       HYPOTHETICAL
                               HYPOTHETICAL        TOTAL AMOUNT PAYABLE        HYPOTHETICAL
                                PERCENTAGE            ON THE STATED              PRE-TAX              HYPOTHETICAL
      HYPOTHETICAL             CHANGE FROM            MATURITY DATE           TOTAL RATE OF        ANNUALIZED PRE-TAX
   FINAL INDEX LEVEL       INITIAL INDEX LEVEL       PER $1,000 NOTE              RETURN             RATE OF RETURN
   -----------------       -------------------     --------------------       -------------        -------------------

            0                    -100%                    $   0                  -100.00%                -100.00%
          600                     -80                       200                   -80.00                  -41.52
         1200                     -60                       400                   -60.00                  -26.32
         1800                     -40                       600                   -40.00                  -15.66
         2400                     -20                     1,200                    20.00                    6.27
         2700                     -10                     1,100                    10.00                    3.23
         3000                       0                     1,000                     0.00                    0.00
         3600                      20                     1,255                    25.50                    7.87
         4200                      40                     1,510                    51.00                   14.73
         4800                      60                     1,765                    76.50                   20.85
         5400                      80                     2,020                   102.00                   26.41
         6000                     100                     2,275                   127.50                   31.52


The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and annualized pre-tax rate of return will depend entirely on the actual final index level and the amount payable on the stated maturity date determined by the calculation agent. In particular, the actual final index level could be lower or higher than those reflected in the tables.

You should compare the features of the notes to other available investments before deciding to purchase notes. Due to the uncertainty concerning the amount payable on the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through Lehman
Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive on the stated
maturity date of the notes.

In addition, the calculation agent will determine, among other things:

o    the successor index if publication of the Dow Jones EURO STOXX 50 Index is discontinued;

                                      S-15

o    the closing index level if no successor index is available or if STOXX or the publisher of any successor index, as the case may be, fails to calculate and publish a closing index level on any date;

o    adjustments to the Dow Jones EURO STOXX 50 Index, the successor index or the closing index level thereof if the method of calculating any of these items changes in a material respect or if the Dow Jones EURO STOXX 50 Index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the level of the Dow
     Jones EURO STOXX 50 Index, or successor index, as the case may be, had such changes or modifications not been made;

o    adjustments to the threshold level, if required in order to reflect adjustments made in the Dow Jones EURO STOXX 50 Index or successor index;
     and

o    whether a market disruption event has occurred.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date and the date five business days before that date was the valuation date. If a bankruptcy proceeding is commenced in respect of Lehman
Brothers Holdings, the claims of the holder of a note may be limited, under
Section 502(b)(2) of Title 11 of the United States Code, as though the commencement of the proceeding was on the stated maturity date and the date five business days before that date was the valuation date. See "Description of Debt
Securities--Defaults" beginning on page 13 of the accompanying prospectus

                                      S-16

                        THE DOW JONES EURO STOXX 50 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the Dow Jones EURO STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX. STOXX has no obligation to continue to publish, and may discontinue publication of, the Dow Jones EURO STOXX 50 Index.
The consequences of STOXX discontinuing publication of the Dow Jones EURO STOXX
50 Index are described in the section entitled "Description of the
Notes--Discontinuance of the Dow Jones EURO STOXX 50 Index; Alteration of method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the Dow Jones
EURO STOXX 50 Index.

The Dow Jones EURO STOXX 50 Index was created by STOXX, a joint venture between
Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of
the Dow Jones EURO STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50
Index is published in The Wall Street Journal and disseminated on the STOXX website at www.stoxx.com.

INDEX COMPOSITION AND MAINTENANCE

The Dow Jones EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Supersector indexes, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Dow Jones Global Classification Standard. Set forth below are the country weightings and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50 Index as of March 31, 2005:

                               COUNTRY WEIGHTINGS
                                ------------------

                   France ..................          31.2%
                   Germany..................          22.1%
                   The Netherlands..........          17.9%
                   Spain....................          13.4%
                   Italy....................          11.0%
                   Finland..................           3.5%

                          INDUSTRIAL SECTOR WEIGHTINGS
                          ----------------------------

                   Banks..........................  20.6%
                   Oil & Gas......................  17.3%
                   Insurance......................  10.8%
                   Telecommunications.............  10.4%
                   Utilities......................   9.1%
                   Technology.....................   5.9%
                   Healthcare.....................   4.2%
                   Chemicals......................   4.0%
                   Personal & Household Goods.....   3.9%
                   Industrial Goods & Services....   3.2%
                   Food & Beverage................   3.1%
                   Retail.........................   2.2%
                   Automobiles & Parts............   1.8%
                   Construction & Materials.......   1.8%
                   Media..........................   1.6%

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones
EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX
Index.

The free float factors for each component stock used to calculate the Dow Jones
EURO STOXX 50 Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis.
Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50
Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

                                      S-17

INDEX CALCULATION

The Dow Jones EURO STOXX 50 Index is calculated with the "Laspeyres formula,"
which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50 Index value can be expressed as follows:

            free float market capitalization of the
                 Dow Jones EURO STOXX 50 Index
Index  =   -------------------------------------------  x  1,000
           adjusted base date market capitalization of
                the Dow Jones EURO STOXX 50 Index

The "free float market capitalization of the Dow Jones EURO STOXX 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO
STOXX 50 Index is being calculated.

The Dow Jones EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Dow Jones EURO STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

(1) Split and reverse split:

Adjusted price = closing price * A/B

New number of shares = old number of shares * B / A

Divisor: no change

(2) Rights offering:

Adjusted price = (closing price * A + subscription price * B) /(A + B)

New number of shares = old number of shares * (A + B) / A
Divisor: increases

(3) Stock dividend:

Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change

(4) Stock dividend of another company:

Adjusted price = (closing price * A - price of other company * B) / A
Divisor: decreases

(5) Return of capital and share consolidation:

Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor: decreases

(6) Repurchase shares / self tender:

Adjusted price = ((price before tender * old number of shares ) - (tender price * number of tendered shares)) / (old number of
                 shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor: decreases

(7) Spin-off:

Adjusted price = (closing price * A - price of spun-off shares * B) / A

Divisor: decreases

(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

o    Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

o    If A is not equal to one share, all the following "new number of shares"
     formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) /
                 ((A + B) * ( 1 + C / A))

                                      S-18

New number of shares = old number of shares * ((A + B) * (1 + C /A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) *
                 (1 + B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor: increases

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the Dow Jones EURO STOXX 50 Index for each quarter in the period from January 1, 2000 through June 13, 2005. The closing level on June 13, 2005 was 3159.83. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Dow Jones EURO STOXX 50 Index in the future. It is impossible to predict whether the level of the Dow Jones EURO STOXX 50 Index will rise or fall. The historical levels of the Dow Jones EURO STOXX 50 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.



                                                                HIGH                  LOW               PERIOD-END
                                                                ----                  ---               ----------

2000
First Quarter .....................................           5464.43               4500.69               5249.55
Second Quarter ....................................           5434.81               4903.92               5145.35
Third Quarter .....................................           5392.63               4915.18               4915.18
Fourth Quarter ....................................           5101.40               4614.24               4772.39
2001
First Quarter .....................................           4787.45               3891.49               4185.00
Second Quarter ....................................           4582.07               4039.16               4243.91
Third Quarter .....................................           4304.44               2877.68               3296.66
Fourth Quarter ....................................           3828.76               3208.31               3806.13
2002
First Quarter .....................................           3833.09               3430.18               3784.05
Second Quarter ....................................           3748.44               2928.72               3133.39
Third Quarter .....................................           3165.47               2187.22               2204.39
Fourth Quarter ....................................           2669.89               2150.27               2386.41
2003
First Quarter .....................................           2529.86               1849.64               2036.86
Second Quarter ....................................           2527.44               2067.23               2419.51
Third Quarter .....................................           2641.55               2366.86               2395.87
Fourth Quarter ....................................           2760.66               2434.63               2760.66
2004
First Quarter .....................................           2959.71               2702.05               2787.49
Second Quarter ....................................           2905.88               2659.85               2811.08
Third Quarter .....................................           2806.62               2580.04               2726.30
Fourth Quarter.....................................           2955.11               2734.37               2951.24
2005
First Quarter .....................................           3114.54               2924.01               3055.73
Second Quarter (through June 13)...................           3159.83               2930.10               3159.83


                                      S-19

LICENSE AGREEMENT BETWEEN STOXX AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-transferable, non-exclusive license agreement with STOXX, which grants Lehman Brothers Holdings a license in exchange for a fee to use the Dow Jones EURO STOXX 50 Index in connection with the issuance of the notes.

STOXX has trade name and trademark rights to EURO STOXX(SM) and EURO STOXX
50(SM). Dow Jones EURO STOXX 50 Index is a service mark of Dow Jones & Company,
Inc.

STOXX and Dow Jones & Company, Inc. have no relationship to Lehman Brothers
Holdings, other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the notes.

STOXX and Dow Jones Company, Inc. do not:

o    sponsor, endorse, sell or promote the notes;

o    recommend that any person invest in the notes or any other securities;

o    have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;

o    have any responsibility or liability for the administration, management or marketing of the notes; nor

o    consider the needs of the notes or the owners of the notes in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

STOXX and Dow Jones & Company, Inc. will not have any liability in connection with the notes. Specifically,

o    STOXX and Dow Jones & Company, Inc. do not make any warranty, express or implied and disclaim any and all warranty about:

     o   the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Dow Jones EURO STOXX 50
         Index and the data included in the Dow Jones EURO STOXX 50 Index;

     o   the accuracy or completeness of the Dow Jones EURO STOXX 50 Index and its data; and

     o   the merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50 Index and its data.

o    STOXX and Dow Jones & Company, Inc. will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50 Index or its data.

o    Under no circumstances will STOXX or Dow Jones & Company, Inc. be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones & Company, Inc. know that they might occur.

The licensing agreement between Lehman Brothers Holdings and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

STOXX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES
EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN AND STOXX SHALL HAVE NO
LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS
HOLDINGS, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE
DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN. STOXX MAKES NO
EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE
DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING THE
FOREGOING, IN NO EVENT SHALL STOXX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE,
INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF
THE POSSIBILITY OF SUCH DAMAGES.

                                      S-20

                              UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where otherwise noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note at its initial offering price at original issue and does not deal with special situations. For example, except where otherwise noted, this summary does not address:

o    tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, investors in pass-through entities, tax-exempt entities or insurance companies;

o    tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o    tax consequences to holders of notes whose "functional currency" is not the
     United States dollar;

o    alternative minimum tax consequences, if any; or

o    any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below. This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences of the ownership of the notes, as well as the consequences arising to you under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

o    an individual citizen or resident of the United States;

o    a corporation (or any other entity treated as a corporation for United
     States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

o    an estate the income of which is subject to United States federal income taxation regardless of its source; or

o    any trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

A Non-United States holder is a beneficial owner (other than a partnership) of notes that is not a United States holder.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

GENERAL

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal

                                      S-21

Revenue Service with respect to the notes and no assurance can be given that the
Internal Revenue Service will agree with the treatment described herein.
Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all purposes you agree to treat a note as a financial contract with cash settlement, rather than as a debt instrument.
However, it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, because the notes are in form debt instruments and the notes provide principal protection unless the index significantly declines over the term of the notes. The effect of these Treasury regulations would be to:

o    require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

o    result in the accrual of original issue discount by you based on the
     "comparable yield" of the notes even though no cash payments will be made to you; and

o    generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the notes.

The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions. Except where noted, the remainder of this discussion assumes that the notes will be treated as a financial contract with cash settlement.

SALE, EXCHANGE OR OTHER DISPOSITION, OR SETTLEMENT UPON MATURITY

Upon the sale, exchange, retirement, or other disposition or payment upon settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

Lehman Brothers Holdings intends to report the recognition of gain or loss by you with respect to the notes only at maturity. In such case, when the note is cash-settled at maturity you will recognize gain or loss, as described above.

NON-UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a Non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL INCOME TAX

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments received at maturity in respect of the note or any sale, exchange or other disposition of the note .
Based on such treatment, any gain or income realized upon the payment at maturity or any sale, exchange,or other disposition of the note generally will not be subject to United States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the payment at maturity or sale, exchange, or other disposition, and certain other conditions are met.

As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax. You should consult your own tax advisor regarding the United States federal income tax consequences of an investment in the notes.

UNITED STATES FEDERAL ESTATE TAX

If you are an individual Non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Non-United States holders should consult their own tax advisors regarding the potential United States federal estate tax

                                      S-22

consequences of an investment in the notes in light of their particular circumstances.

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received at maturity or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a Non-United States holder of notes, you will not be subject to backup withholding or information reporting regarding payments Lehman Brothers
Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                      S-23

                          CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to
Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33)
of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition or holding of the notes by an ERISA plan with respect to which
Lehman Brothers Holdings, Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those notes are acquired or held pursuant to and in accordance with an applicable exemption. The
DOL has issued prohibited transaction class exemptions, or "PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either
(1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                                      S-24

                               BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that
Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes.
Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with
DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants'
records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee.
Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or
Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o    DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o    Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a
"banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered under the provisions of Section 17A of the Securities Exchange Act of
1934. DTC is owned by a number of its direct participants and by The New York
Stock Exchange, the American Stock Exchange and the National Association of
Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two
European book-entry depositories similar to DTC), to facilitate

                                      S-25

the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in
DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment.
After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant
U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the
Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or
Euroclear participant's account would instead be valued as of the actual settlement date.

                                      S-26

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, and Lehman Brothers Inc. has agreed to purchase, the principal amount of the notes. The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess
of   % of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to $
additional aggregate principal amount of notes solely to cover over-allotments.
To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and
proceeds to Lehman Brothers Holdings would be $      , $      and $     ,
respectively.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933, or to contribute payments that the underwriter may be required to make relating to these liabilities.

The notes are a new issue of securities with no established trading market.
Lehman Brothers Holdings has been advised by the underwriter that it intends to make a market in the notes, but it is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

The underwriter has represented and agreed that:

o    it and each of its affiliates have not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of a period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations of 1995;

o    it and each of its affiliates have only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the
     "FSMA") received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

o    it and each of its affiliates have complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriter has separately further agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any notes other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, investment undertakings, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

The underwriter has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this prospectus supplement, the base prospectus or any other offering material and will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales.

An affiliate of Lehman Brothers Holdings will enter into a swap transaction in connection with the notes and will receive customary compensation for that transaction.

If the notes are sold in a market-making transaction after their initial sale, information about the purchase price and the date of the sale will be provided in a separate confirmation of sale.

Lehman Brothers Holdings expects to deliver the notes against payment on or
about July   , 2005, which is the fifth business day following the date of this prospectus supplement.

                                      S-27

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the notes on the date of this prospectus supplement, it will be required, by virtue of the fact that the notes initially will settle on the fifth business day following the date of this prospectus supplement, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

                                      S-28

                               [GRAPHIC OMITTED]

                                  $

                         LEHMAN BROTHERS HOLDINGS INC.

                    ABSOLUTE BUFFER NOTES DUE JULY   , 2008
             LINKED TO THE DOW JONES EURO STOXX 50(SM) INDEX (SX5E)

                               ----------------

                             PROSPECTUS SUPPLEMENT
                                 JUNE   , 2005

                             (INCLUDING PROSPECTUS
                              DATED MAY 18, 2005)

                               ----------------

                                LEHMAN BROTHERS